     INSTRUCTION TO REGISTERED HOLDER AND/OR
BOOK-ENTRY TRANSFER PARTICIPANT FROM OWNER
OF
FOSTER WHEELER LTD.

9.00% Preferred Securities, Series I
Issued by FW Preferred Capital Trust I (Liquidation Amount $25 per Trust Security)
And Guaranteed by Foster Wheeler Ltd. and Foster Wheeler LLC (the “Old Securities”)

To be exchanged for up to 6,149,705.76 Common Shares (the “New Securities”)

To Registered Holder and/or Participant of the Book-Entry Transfer Facility:

     The undersigned hereby acknowledges receipt of the Offer to Exchange dated June 30, 2005 (the “Offer to Exchange”) of Foster Wheeler Ltd., a Bermuda company (the “Parent”) and the accompanying Letter of Transmittal (the “Letter of Transmittal”), that together constitute the Parent’s offer (the “Exchange Offer”). Capitalized terms used but not defined herein have the meanings as ascribed to them in the Offer to Exchange or the Letter of Transmittal.

     This will instruct you, the registered holder and/or book-entry transfer facility participant, as to the action to be taken by you relating to the Exchange Offer with respect to the Old Securities held by you for the account of the undersigned.

     The aggregate face amount of the Old Securities held by you for the account of the undersigned is (fill in amount):

     $                    in aggregate liquidation amount of the 9.00% Preferred Securities, Series I issued by FW Preferred Capital Trust I

     With respect to the Exchange Offer, the undersigned hereby instructs you (check appropriate box):

     [_]  To TENDER the following Old Securities held by you for the account of the undersigned (insert principal amount of Old Securities to be tendered, if any):

     $                    in aggregate liquidation amount of the 9.00% Preferred Securities, Series I issued by FW Preferred Capital Trust I

     [_]   NOT to TENDER any Old Securities held by you for the account of the undersigned.

     If the undersigned instructs you to tender the Old Securities held by you for the account of the undersigned, it is understood that you are authorized to make, on behalf of the undersigned (and the undersigned, by its signature below, hereby makes to you), the representations and warranties contained in the Letter of Transmittal that are to be made with respect to the undersigned as a beneficial owner, including but not limited to the representations, that (i) the holder is not an “affiliate” of the Parent, (ii) any New Securities to be received by the holder are being acquired in the ordinary course of its business, and (iii) the holder has no arrangement or understanding with any person to participate, and is not engaged and does not intend to engage, in a distribution (within the meaning of the Securities Act) of such New Securities. If the undersigned is a broker-dealer that will receive New Securities for its own account in exchange for Old Securities, it represents that such Old Securities were acquired as a result of market-making activities or other trading activities, and it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Securities. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Securities, such broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

SIGN HERE

Name of beneficial owner(s):

Signature(s):

Name(s) (please print):

Address:

Telephone Number:

Taxpayer Identification or Social Security Number:

Date: